EXHIBIT 99.1

SELECTED QUARTERLY FINANCIAL INFORMATION
(Unaudited)

Selected quarterly information for the years ended December 31, 2000 and 1999 is as follows (in thousands, except per share amounts):

	Quarter Ended
2000	December 31	September 30	June 30	March 31

Revenues from Rental Operations	$172,924	$185,760	$178,408	$174,734
Revenues from Service Operations	21,790	21,903	25,041	14,065
Net income available for common shares	73,425	45,149	45,525	48,859
Basic income per common share	0.58	0.36	0.36	0.39
Diluted income per common share	0.57	0.35	0.36	0.39
Weighted average common shares	127,654	127,010	126,597	126,070
Weighted average common and dilutive potential common shares	154,793	147,916	147,181	146,326
Funds From Operations (1)	$81,873	$81,667	$78,790	$75,030
Cash flow provided by (used by):
Operating activities	$148,075	$126,913	$96,607	$77,535
Investing activities	145,809	14,421	(97,321)	(160,661)
Financing activities	(295,980)	(141,764)	4,518	102,274

1999

Revenues from Rental Operations	$166,155	$160,273	$107,148	$101,987
Revenues from Service Operations	17,469	15,402	8,893	12,267
Net income available for common shares	41,184	41,462	29,596	27,394
Basic income per common share	0.33	0.35	0.33	0.32
Diluted income per common share	0.32	0.35	0.33	0.32
Weighted average common shares	125,412	118,820	88,353	86,370
Weighted average common and dilutive potential common shares	145,457	138,923	98,855	98,094
Funds From Operations (1)	$72,017	$68,772	$48,624	$44,860
Cash flow provided by (used by):
Operating activities	$84,961	$175,233	$50,160	$32,326
Investing activities	(197,131)	(251,822)	(150,741)	(167,620)
Financing activities	85,653	(50,873)	238,329	163,340

(1)	Funds From Operations is defined by the National Association of Real Estate Investment Trusts as net income or loss, excluding gains or losses from debt restructuring and sales of depreciated property, plus operating property depreciation and amortization and adjustments for minority interest and unconsolidated companies on the same basis. Funds From Operations does not represent cash flow from operations as defined by generally accepted accounting principles, should not be considered as an alternative to net income as an indicator of the Company’s operating performance, and is not indicative of cash available to fund all cash flow needs.